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                                                                      EXHIBIT 99


WEDNESDAY JANUARY 28, 8:11 AM EASTERN TIME

COMPANY PRESS RELEASE


BANYAN SYSTEMS ANNOUNCES 1997 FOURTH QUARTER PROFIT AND
1997 YEAR-END RESULTS

WESTBORO, MASS. --(BUSINESS WIRE)-- JANUARY 28, 1998 -- Banyan Systems Inc. (NASDAQ:BNYN - news), today announced its financial results for the fourth quarter and year ended Dec. 31, 1997.

     For the fourth quarter of 1997, Banyan reported net income of $2,380,000, or $0.13 per share, which included the reversal of previously recorded restructuring and other charges of $1.7 million, or $0.09 per share, related to the company's better-than-expected progress in consolidating facilities and product lines, completing its severance programs, and selling and redeploying fixed assets. Banyan's 1997 fourth-quarter earnings compare with a 1996 fourth-quarter net loss of $26,802,000, or $1.56 per share, which included after-tax restructuring and other charges of $5.5 million, or $0.32 per share, and a one-time, non-cash charge of $8.0 million, or $0.47 per share, for previously deferred tax assets. Revenues for the fourth quarter of 1997 were $18.4 million, compared with $17.2 million for the fourth quarter of 1996.

     For the year ended December 31, 1997, Banyan reported a net loss of $16,908,000, or $0.97 per share, compared with a net loss of $27,030,000, or $1.59 per share, for 1996. Revenues for 1997 were $74.3 million versus $105.4 million for 1996.
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     Banyan's financial results for 1997 reflect net restructuring and other charges of $8.0 million, or $0.46 per share, which includes the previously mentioned reversal, for severance costs associated with a reduction in the company's work force, as well as charges related to facility and product line consolidations. Banyan's net loss in 1996 reflected the previously mentioned, after-tax restructuring and other charges of $5.5 million, as well as the one-time, non-cash tax-related charge of $8.0 million. Excluding the 1997 and 1996 charges, Banyan's loss from operations in 1997 was $8.6 million, compared with a net loss from operations for 1996 of $13.6 million.

BANYAN'S NETWORKING BUSINESS

     William P. Ferry, Banyan's chairman and chief executive officer, stated, "1997 was marked by substantial progress in our efforts to stabilize Banyan's networking business. This was reflected in our fourth quarter results as we achieved a better balance between revenues and expenses and improved our balance sheet. As a result of our on-going efforts to strengthen relationships with our customers, we announced a comprehensive 'Year 2000 Readiness' program and closed a three-year, $8 million agreement with GTE Data Services for products and services as well as significant transactions with the State of Michigan and Bell Atlantic Mobile. Additionally, our professional services operation expanded its business by initiating a number of new consulting engagements with customers such as Merrill Lynch, Sprint and EMC. These commitments demonstrate that our customers continue to rely on Banyan for proven networking solutions."

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     Ferry commented, "In 1998, we will leverage our expertise in directory technology by adding new products to the Banyan family of Intranet solutions. Banyan's professional services operation will continue to expand by resolving critical networking issues for customers such as Year 2000 compliance, the expansion of corporate Intranets and the integration of new technologies. Additionally, we will continue to support our loyal base of customers with enhancements to our enterprise networking products such as VINES and StreetTalk for NT as well as with high-quality services."

SWITCHBOARD INC.

     Banyan's Internet subsidiary, Switchboard Inc., dramatically increased its popularity with Internet users in 1997. This year, Switchboard rose from the twenty-third most popular site on the Internet at the end of 1996 to eleventh most popular destination and the leading directory service according to Media Matrix, a PC Meter Company. Switchboard also enhanced its functionality with the addition of a number of new, consumer- and advertiser-oriented features. Additionally, Switchboard began implementing new sales and marketing strategies during the second half of the year that are resulting in the expansion of its advertising base. During the fourth quarter, leading companies such as American Greetings, Barnes & Noble and 1-800-FLOWERS began their advertising campaigns on Switchboard. In addition, Switchboard recently established a parntership with Digital Equipment Corp. [NYSE:DEC - news] that should furher increase the visibiilty of the Switchboard directory service through Digital's popular Alta Vista search engine.

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

     Ferry stated, "In 1997, Switchboard focused on implementing strategies aimed at increasing its traffic, enhancing its functionality and expanding its business potential. As the Internet continues to become a more strategic advertising vehicle for businesses worldwide, Switchboard's goals in 1998 are to become a top 10 web site and to accelerate its advertising sales in order to make a more significant contribution to Banyan's revenue in the second half of the year. To achieve these objectives, we will increase our investment in Switchboard, particularly through establishing strategic relationships, and implementing sales and marketing programs that are designed to increase its traffic and broaden its roster of advertisers."

     In conclusion, Ferry commented, "Banyan enters 1998 as a healthier company with a stronger management team, enhanced customer relationships and a clear focus on opportunities for growth. We will continue to tightly manage our core networking business in order to support the further development of our intranet and professional services businesses. While we anticipate continuing to generate cash from operations, we believe that our increased investment in Switchboard will affect the company's overall profitability during the first half of 1998, particularly during the first quarter. This plan should enable us to rejuvenate the company's overall top-line growth, and build greater long-term value for our shareholders."

     In addition, Banyan announced that the company believes it is currently in compliance with Nasdaq's continued listing requirements to remain on the Nasdaq National Market (NNM) and also believes it has complied with Nasdaq's minimum requirement to achieve $5 million in net tangible assets on or before Jan. 31, 1998. In

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conjunction with its proposed compliance, Banyan will file a Form 8-K with the
Securities and Exchange Commission.

     The company noted that each of the above forward-looking statements including without limitation the plans for the company's business and the impact of the company's increased investment in Switchboard were subject to change based on various important factors, including, without limitation, competitive actions in the marketplace and buying trends by businesses, the success of the company's new Year 2000 Readiness program and consulting services and the ability of Switchboard to increase revenues. Further information on potential factors which could affect the company's financial results are included in the company's Form 10-K for the 1996 fiscal year, which was filed with the SEC at the end of March 1997, and in the company's Form 10-Q for the period ended Sept. 30, 1997, which was filed with the SEC in November 1997.

     The consolidated statements of operations and condensed balance sheets are attached.
                                      ###


ABOUT BANYAN SYSTEMS INCORPORATED:

Over eight million business users, including over half the Fortune 1000, depend on Banyan technology and solutions. Banyan Systems (NASDAQ:BNYN - news) is a pioneer and leader in providing proven, standards-based networking directory and messaging products. Coupled with professional and support services, these unique offerings provide solutions to help people communicate simply and easily across enterprise networks, intranets and the Internet. Founded in 1983 and headquartered in Westboro, Mass., USA, the company markets products worldwide through authorized network integrators, resellers and international distributors. Banyan can be reached on the World Wide Web at http://www.banyan.com.

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
BANYAN SYSTEMS INCORPORATED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
                                                          Three Months ended                     Year Ended
                                                             December 31,                        December 31,
                                                      -------------------------            -------------------------
                                                        1997             1996                1997             1996
                                                      --------         --------            --------         --------
Revenues:
   Software                                            $13,278          $12,688             $57,849          $87,281
   Services                                              4,931            4,297              15,796           16,456
   Hardware                                                187              177                 697            1,687
                                                      --------         --------            --------         --------
       Total revenues                                   18,396           17,162              74,342          105,424
Cost of related revenues                                 4,228            6,310              17,680           24,802
Gross Margin                                            14,168           10,852              56,662           80,622
   %                                                       77%              63%                 76%              76%
Operating expenses:
   Sales and marketing                                   8,178           14,978              40,236           60,811
   Product development                                   3,282            5,533              15,909           21,875
   General and administrative                            1,767            2,968               9,069           11,521
   Restructuring and other charges                      (1,700)  (a)      5,500   (b)         8,000   (a)      5,500   (b)
                                                      --------         --------            --------         --------
       Total operating expenses                         11,527           28,979              73,214           99,707
Income/(loss) from operations                            2,641          (18,127)            (16,552)         (19,085)
Other (expense)/income, net                               (239)             466                (101)           1,068
                                                      --------         --------            --------         --------
Income/(loss) before income taxes                        2,402          (17,661)            (16,653)         (18,017)
Provision for income taxes                                  22            9,141   (b)           255            9,013   (b)
                                                      --------         --------            --------         --------
Net income/(loss)                                       $2,380         ($26,802)           ($16,908)        ($27,030)
                                                      ========         ========            ========         ========
Income/(loss) per common share: (c)
   Basic                                                 $0.14           ($1.56)             ($0.97)          ($1.59)
                                                      ========         ========            ========         ========
   Diluted                                               $0.13           ($1.56)             ($0.97)          ($1.59)
                                                      ========         ========            ========         ========
Weighted average number of common shares: (c)
   Basic                                                17,489           17,133              17,367           16,947
                                                      ========         ========            ========         ========
   Diluted                                              18,036           17,133              17,367           16,947
                                                      --------         --------            --------         --------

CONDENSED CONSOLIDATED BALANCE SHEETS                 December 31,     December 31,
(IN THOUSANDS)                                           1997             1996
                                                      ------------    -------------
   ASSETS
   Cash and marketable securities                      $10,876          $19,188
   Accounts receivable, net                             16,960          $19,754
   Other current assets                                  4,136            9,247
   Property, equipment and other ssets                  10,956           21,343
                                                      --------         --------
       Total assets                                    $42,928          $69,532
                                                      ========         ========
LIABILITIES AND STOCKHOLDERS '  EQUITY
   Current liabilities                                 $15,774          $25,380
   Deferred revenue                                     18,930           19,886
   Other liabilities                                       590              590
   Minority interests in consolidated subsidiaries       2,557            3,354
   Stockholders' equity                                  5,077           20,322
                                                      --------         --------
       Total liabilities and
       stockholders' equity                            $42,928          $69,532
                                                      ========         ========

(a) In 1997, the company took a net charge of $8,000 related to restructuring the company.
(b) In 1996, the company took a charge of $5,500 related to restructuring the company, and wrote off deferred tax assets of $8,038.
(c) Income per share on a new reporting basis as required by SFAS No. 128, "Earnings per Share." Prior amounts have been restated.

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--------------------------
Contact:

Banyan Systems Inc.
Richard M. Spaulding, 508/871-2271
or
John P. Mitchell, 508/871-2271

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